Exhibit 99.1

Senetek PLC Guaranteed $37 Million Over Five Years for Expanded Kinetin Rights and Exclusive Zeatin License

NAPA, Calif., August 9, 2005 / PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, a healthcare technologies company focused on the development and commercialization of products for the growing anti-aging markets worldwide, announced today the signing of a new agreement with its marketing partner, Valeant Pharmaceuticals International (NYSE:VRX). Valeant will receive expanded distribution rights for Kinetin which it now markets under the brand Kinerase® and exclusive worldwide manufacturing and marketing rights to Zeatin. In exchange for these grants, Senetek PLC will receive minimum guaranteed annual royalty payments in the amounts of $6 million in 2006, $7 million in 2007 and $8 million each in 2008, 2009 and 2010 before existing credits plus the potential for additional royalties.

Under the agreement Valeant is granted exclusive rights to Zeatin for all distribution channels and Valeant’s existing license for Kinetin is similarly broadened, subject to the rights of Senetek’s existing Kinetin licensees. Senetek currently has fourteen Kinetin licensees, including Valeant, and under the agreement it undertakes not to enter into additional licenses for Kinetin.

Frank J. Massino, Senetek’s Chairman and Chief Executive Officer, stated that “we believe that this agreement places Senetek on a very solid financial footing which should help provide profitability in the future. This will enable the Company to continue to develop new and exciting compounds for various skincare and dermatological indications such as skin lightening, wound healing, scar minimization, psoriasis and others. We know that Valeant has done an excellent job in establishing Kinetin as a leading anti-aging ingredient and believe that they will be even more successful going forward with Zeatin. Valeant is a most important partner to Senetek and our management team welcomes the opportunity to work even closer with the Valeant group.”

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Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers such as Valeant Pharmaceuticals. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply Senetek’s expectation of successful pre-clinical and clinical trials of Zeatin, execution of a Zeatin license agreement with Valeant, and successful evaluation and development of other new compounds in collaboration with the Institute of Experimental Botany and Beiersdorf AG. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.